BUSINESS CODE OF CONDUCT

&

ETHICS POLICY

I.	PURPOSE

As a business engaged in the discovery, development and commercialization of medicines for the treatment of various diseases, Anavex Life Sciences Corp. (the “Corporation”) must always act in a way that reflects the highest standards of corporate behavior.

Since the behavior of a corporation is the sum of the behavior of its directors, officers and employees, the Policy on Business Code of Conduct and Ethics (the “Policy”) defines what is expected of each of us as we undertake our business at Anavex Life Sciences Corporation. Each of us must always exercise good judgment and common sense in making the necessary choices to advance the interests of the Corporation. The development and maintenance of relationships of trust between each of us and government officials, health care professionals, patients, suppliers, customers, investors and other employees is essential and expected.

Each of us is responsible for becoming familiar and following all the rules, regulations and policies that apply to our jobs and for seeking advice in any situation where we are unsure of what to do.

II. RESPONSIBILITIES

All directors, officers and employees of the Corporation are responsible for reading, becoming familiar and complying with this Policy. Any director, officer, or employee who observes or otherwise becomes aware of conduct that violates, or could violate, the Policy must take a prompt report of such violation to the Corporation. Any officer or employee who fails to immediately report a Policy violation, or perceived violation, or who violates any aspect of the Policy may be subject to disciplinary action, up to and including termination of employment.

This Policy will be distributed to each new employee, officer and director upon the commencement of their employment or service to the Corporation. We will each be required to annually certify our compliance with the Policy. The failure to certify such compliance or any false certification, even if directed by a supervisor, is grounds for disciplinary action by the Corporation, up to and including termination of employment.

III. CONFLICT OF INTEREST

All directors, officers and employees have a duty to avoid business, financial or other direct or indirect relationships which conflict with the interests of the Corporation or which divide his or her loyalty to the Corporation. A conflict of interest occurs when your personal interest interferes or appears to interfere with the interests of the Corporation. A conflict of interest can arise whenever, a director, officer or employee takes action or have an interest that prevents him/her form undertaking his/her Corporation duties honestly, objectively and fairly. It is almost always a conflict for a Corporation officer or employee to work simultaneously for a competitor, customer, or supplier or to work for a competitor as a consultant or board member.

Soliciting or accepting gifts (other than items of nominal value), payments, loans or any form of compensation from suppliers, customers, competitors, or others in return for or seeking to do business with the Corporation is not permitted.

Any activity which even appears to present a conflict must be avoided or terminated unless, after disclosure to the Corporation, it is determined that the activity is not harmful to the Corporation or otherwise improper. It is our responsibility to disclose any material transaction or relationship that could be expected to give rise to a conflict of interest to the CEO or Board of Directors.

IV. DISCRIMINATION & HARASSMENT

The diversity of the Corporation’s workforce is an important asset. The Corporation is committed to providing a positive working environment for all employees and will not tolerate any discrimination or harassment of any kind, including conduct deemed to be threatening or offensive through the inappropriate use of Corporation-owned or accessed communication tools, such as e-mail, internet, voicemail, telephones, photocopiers and fax machines.

V. FAIR DEALING

Directors, officers and employees are expected to deal ethically, fairly and honestly with all government officials as well as with the Corporation’s suppliers, customers, competitors and each other. Statements regarding the Corporation’s products and services must be true, and not be incomplete, misleading, deceptive or fraudulent. It is impermissible to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other such practice.

VI. CONFIDENTIALITY

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Corporation, except when disclosure is authorized under the Corporation’s Disclosure Policy or as otherwise legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Corporation, its suppliers or its customers, if disclosed. It also includes information that suppliers, customers and individuals or institutions involved in clinical trials or other product development activities have provided to the Corporation. Employees should take appropriate steps to limit distribution of such confidential information to only those employees of the Corporation who have a need to know such information in order to carry out their job responsibilities. It is the Policy of the Corporation that each of us must respect the proprietary information of other individuals or organizations with which the Corporation does business. Information obtained from public sources can legitimately be used in the Corporation’s business activities, but proprietary information obtained through improper means can never be used by any director, officer or employee in carrying out his /her job responsibilities.

VII. PROTECTION & USE OF CORPORATE ASSETS

Directors, officers and employees should seek to protect the Corporation’s assets and ensure their proper use. Theft, carelessness and waste have a direct impact on the Corporation’s profitability. Any suspected incident or fraud or theft must be reported promptly to the supervisor or a member of the legal department. Corporation equipment should only be used for Corporation business.

No Corporation funds or other assets shall be used for any unlawful purpose. No director, officer or employee shall purchase privileges or special benefits through payments or bribes or other illegal payments.

Employees, officers and directors must advance the Corporation’s legitimate interests when the opportunity to do so arises. You are prohibited from exploiting for your personal advantage opportunities that are discovered through your position within the Corporation or the use of Corporation property or information.

Areas that require particular attention to ensure proper compliance include:

•

Antitrust and Competition Laws: It is the policy of the corporation to comply with the antitrust and competition laws of each country in which the Corporation does business. No director, officer or employee of the Corporation will engage in anti-competitive conduct in violation of any antitrust or competition law.

•

Intellectual Property Laws: The Corporation requires that all scientific and technical information generated, utilized and maintained by its employees and in strict compliance and conformity with applicable intellectual property laws.

•

Workplace Safety Laws and Regulations: The Corporation requires full compliance with applicable workplace safety and industrial hygiene standards required by law. Each of us has a responsibility for maintaining a safe and healthy working environment for all persons at the Corporation, following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

•

Insider Trading Laws: All members of board of directors and of executive boards, and their auxiliary staff in the corporate group, will be severely penalized if they make use of “hot information” (i.e. information that is not available to the general public, facts which could substantially influence the price of a listed security) that is in their possession to create a financial advantage for themselves or for some third party by purchasing (prior to the announcement of favorable information)or selling (prior to the announcement of unfavorable information) stock that is listed on an exchange or other securities. The insider trading provisions affect securities of Anavex Life

Sciences Corp., and those of companies that are being acquired or merged with Anavex or a corporation with which Anavex is planning to enter into a strategic alliance, if the said securities are listed on the exchange or traded in pre-market dealings.

Also severe penalties influence:
a)	All those who do not seek to enrich themselves but solely procure a benefit for someone else
b)	All those who in their capacity as officers or auxiliaries transmit insider information (“hot information”) as a tip to other parties, even if this is solely to the benefit of the other party
c)

All outsiders (i.e. those who as external parties and even as employees of the group are not among the true insiders) who receive information which they know has an insider as its source and use this information to create a financial advantage for themselves or for someone else.

d)

Insider information should be treated as confidential information which, if it were to become known, would foresee ably have a substantial impact on the price of stocks and other securities of a corporation, or options thereon, which are traded on an exchange or in pre-market dealings.

•

These provisions require all employees of the group who acquire or could acquire insider knowledge to be especially vigilant and disciplined concerning their private investments and what they say to others. Employees who invest in securities or who wish to sell securities must desist from purchases and sales that could create advantage as soon as he/she has insider knowledge of “hot information”. This is the point in time at which the critical period commences for the employee under the insider trading law. The critical period ends for each employee (and, with this, the obligation not to engage in trading his/her stock and other securities) on the day that the general public acquires knowledge of the “hot information”, be it through an official communication made by the corporation or in some other manner. Every employee who has insider knowledge must keep this “hot information” confidential during the critical period up until the facts that could substantially influence securities prices become publicly known.

•

Privacy and Data Protection Laws: The Corporation is committed to the protection of the individual privacy of employees, persons who participate in the clinical trials of the Corporation’s drug candidates and products and individual third parties who perform services on behalf of the Corporation. The Corporation must comply with applicable privacy laws and regulations whenever the Corporation does business, including activities performed on behalf of the Corporation by third parties. Such laws and regulations are complex and differ from country to country. Any employee who handles or oversees the handling of individually-identifiable data and who has a concern or question about the proper handling of such data should contact the Legal department.

•

Laws and Regulations relating to Records Retention: The Corporation must comply with all laws and regulations mandating specified time periods for retaining various records of Corporation’s activities. It is the responsibility of each direct report of the CEO working with his/her staff and the Legal department, to establish and maintain a system for the retention and safekeeping of all records that are required by law or Corporation Policy.

•

Laws Governing Pharmaceutical Products: The Corporation must comply with all laws and regulations governing the manufacture, testing, review and approval, sales, marketing, shipment, storage, and destruction of pharmaceutical products set forth by the Food and Drug Administration, the Drug Enforcement Administration, the local authorities and the European Union and its member states. In conducting clinical trials of pharmaceutical products, the Corporation will comply with rules governing human subject protection, animal welfare, and public disclosure of clinical trials for serious and life threatening diseases. The distribution of pharmaceutical samples must comply with the Prescription Drug Marketing Act. These laws and regulations are complex, technical, and comprehensive. Therefore, all employees shall take steps to become familiar with those areas directly relevant to their responsibilities and shall consult with the Legal Department to obtain guidance on issues or areas of law or regulation that might arise during the normal course of business.

•

Interacting with healthcare professionals: All employees, officers and directors must comply with all applicable laws, regulations and professional ethical rules in their dealing with healthcare professionals. The purpose of every interaction between the Corporation and a healthcare professional must be to benefit patients or enhance the practice of medicine. You may inform healthcare professionals about Corporation products, provide scientific and medical information and promote medical research.

•

Responsibility of Corporation Personnel: Every director, officer, or employee has the responsibility to report a violation or suspected violation of this Policy. The corporation promptly responds to all reports of suspected violations. Any Director, officer, or employee who knows or believe that any other Director, officer, or employee of the Corporation, or anyone else representing the Corporation, is violating or is suspected of violating this Policy should contact your supervisor.

The Corporation reserves the right to amend, alter or terminate this Policy at any time for any reason. This Policy is not a contract of employment between the Corporation and any of its employees, officers or directors